Exhibit 10.4

GREAT PEE DEE BANCORP, INC. AND

FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION

OF CHERAW

DEFERRED COMPENSATION PLAN FOR DIRECTORS

Initial Effective Date March 25, 2002

TABLE OF CONTENTS

ARTICLE I - PURPOSE		1

ARTICLE II - DEFINITIONS		1

ARTICLE III - PARTICIPATION AND DEFERRAL COMMITMENTS		3

3.1	Eligibility and Participation	3
3.2	Form of Deferral	3
3.3	Modification of Deferral Commitment	3

ARTICLE IV - DEFERRED COMPENSATION ACCOUNTS		3

4.1	Accounts	3
4.2	Elective Deferred Compensation	4
4.3	Determination of Accounts	4
4.4	Determination of Earnings	4
4.5	Vesting of Accounts	4
4.6	Statement of Accounts	4

ARTICLE V - PLAN BENEFITS		4

5.1	Plan Benefit	4
5.2	Death Benefit	4
5.3	Accelerated Distribution	5
5.4	Hardship Distributions	5
5.5	Form of Benefit Payment	5
5.6	Commencement of Payments	5
5.7	Modification of Deferral Period	5
5.8	Determination of Annual Installments	6

ARTICLE VI - PLAN BENEFITS IN THE EVENT OF DEATH		6

6.1	Plan Benefits in the Event of Death	6
6.2	Effect of Payment	6

ARTICLE VII - ADMINISTRATION		6

7.1	Committee; Duties	6
7.2	Agents	6
7.3	Binding Effect of Decisions	6
7.4	Indemnity of Committee	6

ARTICLE VIII - CLAIMS PROCEDURE		7

8.1	Claim	7
8.2	Denial of Claim	7
8.3	Review of Claim	7
8.4	Final Decision	7
8.5	Arbitration	7

ARTICLE IX - AMENDMENT AND TERMINATION OF PLAN		7

9.1	Amendment	7
9.2	Association’s and Company’s Right to Terminate	7

ARTICLE X - MISCELLANEOUS		8

10.1	Unfunded Plan	8
10.2	Unsecured General Creditor	8
10.3	Trust Fund	8
10.4	Payment to Director, Legal Representative or Beneficiary	8

10.5	Minimum Regulatory Capital Requirement	8
10.6	Nonassignability	9
10.7	Terms	9
10.8	Captions	9
10.9	Governing Law	9
10.10	Validity	9
10.11	Notice	9
10.12	Successors	9

GREAT PEE DEE BANCORP, INC. AND

FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION

OF CHERAW

DEFERRED COMPENSATION PLAN FOR DIRECTORS

ARTICLE I - PURPOSE

The purpose of this Deferred Compensation Plan for Directors (the “Plan”) is to provide current tax planning opportunities as well as supplemental funds for retirement or death for eligible directors of First Federal Savings and Loan Association of Cheraw (the “Association”) and Great Pee Dee Bancorp, Inc. (the “Company”). This Plan was initially adopted by resolution of the Board of Directors of the Association on March 25, 2002.

ARTICLE II - DEFINITIONS

For the purposes of this Plan, the following terms have the meanings indicated, unless the context clearly indicates otherwise:

2.1 Account. “Account” means the Account as maintained by the Association and/or the Company in accordance with Article IV with respect to any deferral of Compensation pursuant to this Plan. A Director’s Account shall be utilized solely as a device for the determination and measurement of the amounts to be paid to the Director pursuant to the Plan. A Director’s Account shall not constitute or be treated as a trust fund of any kind.

2.2 Association. “Association” means First Federal Savings and Loan Association of Cheraw, a federally chartered savings association, or any successor to the business thereof, and any affiliated or subsidiary corporations designated by the Board.

2.3 Beneficiary. “Beneficiary” means the person or persons (and their heirs) designated as Beneficiary in the Directors Beneficiary Designation (attached as Exhibit B) to whom the deceased Director’s legal representative. The Beneficiary Designation shall be valid when filed with the Committee. If no Beneficiary is so designated, “Beneficiary” means the Director’s surviving spouse, or if no spouse survives the Director then the Director will be deemed the Beneficiary. The Director shall have the right to change any prior Beneficiary Designation, without the consent of the prior Beneficiary, by filing a new Beneficiary Designation with the Committee.

2.4 Board. “Board” means the Board of Directors of the Association and/or the Company, as applicable.

2.5 Change in Control. “Change of Control” shall mean a change in control of a nature that: (i) would be required to be reported in response to Item 1(a) of the current report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”); or (ii) results in a Change in Control of the Association or the Company within the meaning of the Home Owners Loan Act, as amended (“HOLA”), and applicable rules and regulations promulgated thereunder, as in effect at the time of the Change in Control; or (iii) without limitation such a Change in Control shall be deemed to have occurred at such time as (a) any “person” (as the term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of Company’s outstanding securities except for any securities purchased by the Association’s employee stock ownership plan or trust; or (b) individuals who constitute the Board on the date hereof (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided, however, that this sub-section (b) shall not apply if the Incumbent Board is replaced by the appointment by a Federal banking agency of a conservator or receiver for the Association provided further, that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by the Company’s stockholders was approved by the same Nominating Committee serving under an Incumbent Board, shall be, for purposes of this clause (b), considered as though he were a member of the Incumbent Board; or (c) a plan of reorganization, merger, consolidation, sale of all or substantially all the assets of the Association or the Company or similar transaction in which the Association or Company is not the surviving institution occurs; or (d) a proxy statement soliciting proxies from stockholders of the Company, by someone other than the current management of the Company, seeking stockholder approval of a plan of reorganization, merger or consolidation of the Company or similar transaction with one or more corporations as a result of which the outstanding shares of the class of securities then subject to the Plan are to be exchanged for or converted into cash or property or securities not issued by the Company; or (e) a tender offer is made for 25% or more of the voting securities of the Company and the shareholders owning beneficially or of record 25% or more of the outstanding securities of the Company have tendered or offered to sell their shares pursuant to such tender offer and such tendered shares have been accepted by the tender offeror.

2.6 Committee. “Committee” means a Committee designated by the Company’s Board of Directors to administer the Plan pursuant to Article VII.

2.7 Company. “Company” shall mean Great Pee Dee Bancorp, Inc., the holding company of the Association.

2.8 Compensation. “Compensation” means any Board or Committee fees or retainer to which the Director becomes entitled during the Deferral Period.

2.9 Deferral Agreement. “Deferral Agreement” means the agreement filed by a Director and in which the Director elects to defer the receipt of Compensation during a Deferral Period. The Deferral Agreement must be filed with the Committee prior to the beginning of the Deferral Period. A new Deferral Agreement or Notice of Adjustment of Deferral may be submitted by the Director for each Deferral Commitment. If the Director fails to submit a new Deferral Agreement or Notice of Adjustment of Deferral prior to the beginning of a Deferral Period, deferrals for such period shall be made in accordance with the last submitted Deferral Agreement.

2.10 Deferral Commitment. “Deferral Commitment” means an election to defer Compensation made by a Director pursuant to Article III and for which a separate Deferral Agreement has been submitted by the Director to the Committee.

2.11 Deferral Period. “Deferral Period” means the period over which a Director has elected to defer a portion of his Compensation.

2.12 Determination Date. “Determination Date” means the last day of each calendar month.

2.13 Director. “Director” means a member of the Board or former member of the Board with an Account in the Plan.

2.14 Disability. “Disability” means the permanent and total inability by reason of mental or physical infirmity, or both, of a Director to perform the work customarily assigned to him. Additionally, a medical doctor selected or approved by the Board must advise the Committee that it is either not possible to determine when such Disability will terminate or that it appears probable that such Disability will be permanent during the remainder of such Director’s lifetime. In no event shall a Disability be deemed to occur or to continue after a Director’s Normal Retirement Date.

2.15 Investment Options. “Investment Options” means the investment options determined by the Committee for investment of the Accounts in the Committee’s sole discretion. Investment Options may include, for example, (i) equity markets (including the stock of the Company or its successors), (ii) money market securities (i.e., Treasury bills or other obligations of the United States government or any state government or municipality, certificates of deposit), or (iii) assets which can be liquidated within sixty (60) days with no loss of principal. Investment Options are subject to change from time to time as the Committee, in its discretion, deems necessary or appropriate. Investment Options shall be used as earning indices as described in Section 4.4. No provision of the Plan shall be construed as giving any Director an interest in any of these Investment Options nor shall any provision require that the Company make any investment in any such Investment Option.

2.16 Notice of Adjustment of Deferral. “Notice of Adjustment of Deferral” means the Notice which the Director may submit for Deferral Periods following the initial Deferral Period in which the initial Deferral Agreement is submitted. The Notice of Adjustment of Deferral shall set forth the Director’s elections with respect to deferrals for said period.

2.17 Plan Benefit. “Plan Benefit” means the benefit payable to a Director as calculated in Article V.

2.18 Trustee. “Trustee” means the Trustee, if any, of any grantor trust which may be established by the Association and the Company to accumulate assets for the purpose of funding the benefits promised under this Plan.

ARTICLE III - PARTICIPATION AND DEFERRAL COMMITMENTS

3.1 Eligibility and Participation.

(a) Eligibility. Eligibility to participate in the Plan shall be limited to non-employees members of the Board.

(b) Participation. A Director may elect to participate in the Plan with respect to any Deferral Period by submitting, as to the initial Deferral Period, a Deferral Agreement (as set forth at Exhibit A) or, as to subsequent Deferral Periods, a Notice of Adjustment of Deferral (as set forth at Exhibit C). Said Deferral Agreement or Notice of Adjustment of Deferral shall be submitted to the Committee within thirty (30) days of initial eligibility to participate in the Plan and shall relate only to compensation earned after the date such Deferral Agreement is submitted to the Committee. Thereafter, the Deferral Agreement shall be submitted to the Committee with respect to a Deferral Period by December 15 of the calendar year immediately preceding the Deferral Period. If a previously eligible Director fails to submit a new Deferral Agreement or Notice of Adjustment of Deferral for a Deferral Period, the Committee shall treat the previously submitted Deferral Agreement or Notice of Adjustment of Deferral as still in effect. Any election to defer entered into before the restatement of the Plan shall remain effective until a Notice of Adjustment of Deferral is submitted in the appropriate time period. In the event that a Director first becomes eligible to participate during a calendar year, a Deferral Agreement must be submitted to the Committee no later than thirty (30) days following notification of the Director of eligibility to participate, and such Deferral Agreement shall be effective only with regard to Compensation earned or payable following the submission of the Deferral Agreement to the Committee.

3.2 Form of Deferral.

Except as provided in Section 3.1(b) above, a Director must elect in the Deferral Agreement to defer any portion of his Compensation for the calendar year following the calendar year in which the Deferral Agreement is submitted.

3.3 Modification of Deferral Commitment.

A Deferral Commitment made with respect to a Deferral Period shall be irrevocable except that the Committee may permit a Director to reduce the amount to be deferred, or waive the remainder of the Deferral Commitment upon a finding that the Director has suffered a severe financial hardship, as set forth in Section 5.4 and except as provided in Section 5.7.

ARTICLE IV - DEFERRED COMPENSATION ACCOUNTS

4.1 Accounts.

For record keeping purposes only, an Account shall be maintained for each Director. Separate subaccounts shall be maintained to the extent necessary to properly reflect the Director’s total vested Account balance.

4.2 Elective Deferred Compensation.

The amount of Compensation that a Director elects to defer shall be withheld from each payment of Compensation and credited to the Director’s Account as the nondeferred portion of the Compensation becomes or would have become payable.

4.3 Determination of Accounts.

Each Director’s Account as of each Determination Date will consist of the balance of the Director’s Account as of the immediately preceding Determination Date, increased by Compensation deferred pursuant to a Deferral Commitment and earnings, and decreased by distributions and losses, since that Determination Date.

4.4 Determination of Earnings.

Subject to such limitations as may from time to time be required by law, the Committee shall periodically determine the rate of interest to accrue on the Accounts or shall determine the investments in which the Accounts shall be deemed to be invested. If the Committee actually invests the assets held by a rabbi trust in any taxable investments, the earnings attributable to the Director’s Accounts may, in the discretion of the Committee, or if appropriate, in the discretion of the full Board, be reduced by any taxes paid on such income.

4.5 Vesting of Accounts.

A Director shall be one hundred percent (100%) vested at all times in the amount of Compensation elected to be deferred under this Plan and earnings thereon.

4.6 Statement of Accounts.

The Committee shall submit to each Director during the month of January, or as soon thereafter as is reasonably practicable, a statement setting forth the balance to the credit of the Account maintained for a Director as of the immediately preceding December.

ARTICLE V - PLAN BENEFITS

5.1 Plan Benefit.

If a Director terminates service for reasons other than death, the Association shall pay to the Director a Plan Benefit equal to the Director’s vested Account, as determined in accordance with Article IV.

5.2 Death Benefit.

Upon the death of a Director, the Association and/or the Company, as applicable, shall pay to the Director’s Beneficiary an amount determined as follows:

(a) If the Director dies after termination of service with the Association and/or the Company, as applicable, the remaining unpaid balance of the Director’s vested Account shall be paid in the same form that payments were being made prior to the Director’s death.

(b) If the Director dies prior to termination of service with the Association and/or the Company, as applicable, the amount payable shall be the Director’s Account balance. Payments shall be made in accordance with Section 5.5.

(c) Notwithstanding anything else herein, the Committee may, in its sole discretion, pay the Director’s Account to the Beneficiary in a lump sum.

5.3 Accelerated Distribution.

Notwithstanding any other provision of the Plan, at any time after a Change in Control, upon written request to the Committee and with the consent of the Committee, which consent shall be in the Committee’s sole discretion, a Director shall be entitled to receive a lump sum distribution of the Director’s vested Account balance. The Committee shall make a determination on distribution within thirty (30) days of receipt of the written request from the Director. The amount payable under this Section shall be paid in a lump sum within thirty (30) days following consent to such payment by the Board which shall be the fair market value of the Account balance on the date of distribution. In the event that a Director requesting an accelerated distribution is a member of the Committee, the Director shall not participate in any decision made with respect to such Directors request.

5.4 Hardship Distributions.

Upon a finding that a Director has suffered an unforeseeable emergency, the Committee may, in its sole discretion, make distributions from the Director’s Account prior to the time specified for payment of benefits under the Plan. An unforeseeable emergency shall be defined as a severe financial hardship to the Director resulting from a sudden and unexpected illness or accident of the Director or of a dependent (as defined in Internal Revenue Code section 152) of the Director, loss of the Director’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Director. The amount of such distribution shall be limited to the amount reasonably necessary to meet the Director’s requirements during the financial hardship. The circumstances that shall constitute an unforeseeable emergency will depend upon the facts of each case, but, in any case, payment shall not be made to the extent that such hardships is or may be relieved (i) through reimbursement or compensation by insurance or otherwise, (ii) by liquidation of the Director’s assets to the extent such liquidation would not itself cause severe financial hardships, or (iii) by cessations of deferrals under the Plan. Examples of what are not considered to be unforeseeable emergencies include the need to send the Director’s child to college or the decision to purchase a new home.

5.5 Form of Benefit Payment.

(a) All Plan Benefits other than Hardship Distributions shall be paid in the form selected by the Director at the time of the Deferral Commitment. A Director may specify a single period for payment of his entire Account, or separate Deferral Periods with respect to each separated Deferral Commitment. Distributions from a Director’s Account shall be made by the Association and/or the Company, as applicable, at the Director’s election, in a single lump sum or in substantially equal annual installments for a period specified by the Director which generally may not be longer than fifteen years or less then five years, subject to the alternative distribution elections of Section 5.3 and 5.4. Earnings and losses shall continue to be credited to the Director’s Account on the amounts remaining until the Account is fully distributed.

(b) If for any Deferral Commitment a Director fails to elect a form of benefit payment, the form shall be the form of payment elected on the most recent past Deferral Commitment.

(c) A Director’s Account shall be distributed in cash, or in the event the Company has established a grantor trust and such trust holds common stock of the Company, the portion so invested shall be distributed in such Company common stock.

5.6 Commencement of Payments.

Payments under the Plan shall commence and shall be paid in accordance with the Director’s elections under the Directors Deferral Agreement and Notice of Adjustment of Deferral.

5.7 Modification of Deferral Period.

In the event a Director desires to modify his Deferral Period with respect to amounts accrued in his Account, the Director may do so, provided that any such modification is made no later than twenty-four (24) months prior to the date of the commencement of payments under both (i) the Director’s then existing Deferral Agreement and/or Notice of Adjustment of Deferral, and (ii) the Directors Deferral Agreement as modified.

5.8 Determination of Annual Installments.

Benefits payable in annual installments hereunder shall be determined as follows. For example, in the event of five (5) annual installments, the first annual installment shall equal one-fifth of the Director’s Account. The second annual installment shall equal one-fourth of the Director’s Account, as increased during the year by interest and/or earnings on said Account. The third annual installment shall equal one-third of the Director’s Account, the fourth annual installment shall equal one-half of the Director’s Account and the final installment shall equal the balance of the Director’s Account. Each succeeding installment shall be paid on the anniversary date of the immediate preceding installment.

ARTICLE VI - PLAN BENEFITS IN THE EVENT OF DEATH

6.1 Plan Benefits in the Event of Death.

If the Director should die before receiving said Plan Benefits payable hereunder, the Association and/or the Company, as applicable, shall pay the Director’s Account to the Director’s Beneficiary, commencing within thirty (30) days of the Director’s death and payable over the period designated in the Directors Deferral Agreement and/or Notice of Adjustment of Deferral. Upon the written request of the Beneficiary, and in the sole discretion and approval of the Committee, the Director’s Plan Benefits may be paid to the Beneficiary in a lump sum.

6.2 Effect of Payment.

The payment to the deemed Beneficiary shall completely discharge Association’s and/or the Company’s, as applicable, obligations under this Plan.

ARTICLE VII - ADMINISTRATION

7.1 Committee; Duties.

This Plan shall be administered by the Committee which shall be appointed from time to time by the Board. The Committee shall have the authority to make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan and decide or resolve any and all questions, including interpretations of this Plan, as may arise in connection with the Plan. A majority vote of the Committee members shall control any decision. In the event of a Change in Control, the members of the Committee shall serve indefinitely and cannot be removed by the successor Board. Following a Change in Control, if a member of the Committee resigns or otherwise terminates service on the Committee, the remaining Committee members shall appoint a new member.

7.2 Agents.

The Committee may, from time to time, employ other agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with counsel who may be counsel to the Association and/or the Company.

7.3 Binding Effect of Decisions.

The decision or action of the Committee in respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules of regulations promulgated hereunder shall be final, conclusive and binding upon all persons having any interest in the Plan.

7.4 Indemnity of Committee.

The Company shall indemnify and hold harmless the members of the Committee against any and all claims, loss, damage, expense or liability arising from any action or failure to act with respect to this Plan, except in the case of gross negligence or willful misconduct.

ARTICLE VIII - CLAIMS PROCEDURE

8.1 Claim.

Any person claiming a benefit, requesting an interpretation or ruling under the Plan, or requesting information under the Plan shall present the request in writing to the Committee, which shall respond in writing within ninety (90) days.

8.2 Denial of Claim.

If the claim or request is denied, the written notice of denial shall state:

(a) The reasons for denial, with specific reference to the Plan provisions on which the denial is based.

(b) A description of any additional material or information required and an explanation of why it is necessary.

(c) An explanation of the Plan’s claim review procedure.

8.3 Review of Claim.

Any person whose claim or request is denied or who has not received a response within ninety (90) days may request review by notice given in writing to the Committee. The claim or request shall be reviewed by the Committee who may, but shall not be required to, grant the claimant a hearing. On review, the claimant may have representation, examine pertinent documents, and submit issues and comments in writing.

8.4 Final Decision.

The decision on review shall normally be made within sixty (60) days. If an extension of time is required for a hearing or other special circumstances, the claimant shall be notified and the time limit shall be one hundred twenty (120) days. The decision shall be in writing and shall state the reasons and the relevant Plan provisions.

8.5 Arbitration.

If a claimant continues to dispute the benefit denial based upon completed performance of this Plan and the Deferral Agreement or the meaning and effect of the terms and conditions thereof, then the claimant may submit the dispute to mediation, administered by the American Arbitration Association (“AAA”) (or a mediator selected by the parties) in accordance with the AAA’s Commercial Mediation Rules. If mediation is not successful in resolving the dispute, it shall be settled by arbitration administered by the AAA under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

ARTICLE IX - AMENDMENT AND TERMINATION OF PLAN

9.1 Amendment.

The Board may at any time amend the Plan in whole or in part, provided, however, that no amendment shall be effective to decrease or restrict the amount accrued to the date of Amendment in any Account maintained under the Plan.

9.2 Association’s and Company’s Right to Terminate.

The Boards of the Association and the Company, acting jointly, may at any time partially or completely terminate the Plan if, in its judgment, the tax, accounting, or other effects of the continuance of the Plan, or potential payments thereunder, would not be in the best interests of the Association and the Company. Following a Change in Control, the Board may only terminate the Plan if the Board obtains the express written consent of each Director. The Board may terminate the Plan by instructing the Committee not to accept any additional Deferral Commitments, and by terminating all ongoing Deferral Commitments. In the event of termination, the Plan shall cease to operate and the Association and/or the Company, as applicable, shall pay out to each Director their Account as if that Director had terminated service as of the effective date of the termination. Payments shall be made in equal annual installments over the period listed below, based on the Account balance:

Appropriate Account Balance	Payout Period
Less than $10,000	1 Year
$10,000 but less than $50,000	3 Years
More than $50,000	5 Years

ARTICLE X - MISCELLANEOUS

10.1 Unfunded Plan.

This Plan is intended to be an unfunded plan maintained primarily to provide deferred compensation benefits for. This Plan is not intended to create an investment contract, but to provide tax planning opportunities and retirement benefits to eligible individuals who have elected to participate in the Plan.

10.2 Unsecured General Creditor.

Directors and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interest or claims in any property or assets of Association and/or the Company, nor shall they be Beneficiaries of, or have any rights, claims or interests in any life insurance policies, annuity contracts or the proceeds therefrom owned or which may be acquired by Association and/or the Company. Such policies or other assets of Association and/or the Company shall not be held under any trust for the benefit of Directors, their Beneficiaries, heirs, successors or assigns, or held in any way as collateral security for the fulfilling of the obligations of Association and/or the Company under this Plan. Any and all of Association’s and/or the Company’s assets and policies shall be, and remain, the general, unpledged, unrestricted assets of Association and/or the Company. Association’s and/or Company’s obligation under the Plan shall be that of an unfunded and unsecured promise of Association and/or Company to pay money in the future.

10.3 Trust Fund.

The Association and/or the Company, as applicable, shall be responsible for the payment of all benefits provided under the Plan. At its discretion, the Association and/or the Company may establish one or more grantor trusts, with such trustees as the Board may approve, for the purpose of providing for the payment of such benefits. Such trust or trusts may be irrevocable, but the assets thereof shall be subject to the claims of the Association’s and/or the Company’s creditors. To the extent any benefits provided under the Plan are actually paid from any such trust, the Association and/or the Company shall have no further obligation with respect thereto, but to the extent not so paid, such benefits shall remain the obligation of, and shall be paid by, the Association and/or the Company, as applicable.

10.4 Payment to Director, Legal Representative or Beneficiary.

Any payment to any Director or the legal representative, Beneficiary, or to any guardian or committee appointed for such Director or Beneficiary in accordance with the provisions hereof, shall, to the extent thereof, be in full satisfaction of all claims hereunder, which may require the Director, legal representative, Beneficiary, guardian or committee, as a condition precedent to such payment, to execute a receipt and release thereof in such form as shall be determined by the Association and/or the Company, as applicable.

10.5 Minimum Regulatory Capital Requirement.

Notwithstanding anything herein to the contrary, to the extent required by applicable law, no benefits hereunder shall be earned or distributed in any year in which the Association is not meeting its fully phased-in capital requirements.

10.6 Nonassignability.

Neither a Director nor any other person shall have any right to commute, sell, assign, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and nontransferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Director or any other person, nor be transferable by operation of law in the event of a Director’s or any other person’s bankruptcy or insolvency.

10.7 Terms.

Whenever any words are used herein in the masculine, they shall be construed as though they were used in the feminine in all cases where they would so apply; and whenever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.

10.8 Captions.

The captions of the articles, sections and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

10.9 Governing Law.

The provisions of this Plan shall be construed and interpreted according to the laws of the State of South Carolina.

10.10 Validity.

In case any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provision had never been inserted herein.

10.11 Notice.

Any notice or filing required or permitted to be given to the Committee under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to any member of the Committee, the Plan Administrator, or the Secretary of the Company. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

10.12 Successors.

The provisions of this Plan shall bind and inure to the benefit of the First Federal Savings and Loan Association of Cheraw, Great Pee Dee Bancorp, Inc. and their successors and assigns. The term “successors” as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise acquire all or substantially all of the business and assets of the First Federal Savings and Loan Association of Cheraw, or Great Pee Dee Bancorp, Inc. and successors of any such corporation or other business entity.

IN WITNESS WHEREOF, and pursuant to resolutions of the Board of Directors of First Federal Savings and Loan Association of Cheraw and Great Pee Dee Bancorp, Inc. such corporations have caused this instrument to be executed by their duly authorized officers effective as of the day and year first above written.

ATTEST:		GREAT PEE DEE BANCORP, INC.

By:	/s/ Johnnie L. Craft	By:	/s/ Herbert W. Watts
	Secretary		Authorized Officer

ATTEST:		FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF CHERAW

By:	/s/ Johnnie L. Craft	By:	/s/ Herbert W. Watts
	Secretary		Authorized Officer